COMMON SENSE TRUST

Certificate of Amendment of the
Agreement and Declaration of Trust
of
Common Sense  Trust

	The undersigned, being the Assistant Secretary of Common Sense Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated January 29, 1987 (the "Original Declaration", and as amended October 26, 1987, April 8, 1998, February 24, 1992, January 24, 1994, February 2, 1994, January 27, 1995, May 17, 1996 and October 16, 1996, the "Existing Declaration", and as further amended hereby, the "Declaration"), and by the affirmative vote of a Majority of the Trustees at a special telephone meeting duly called and held on October 14, 1997, the Existing Declaration is amended as follows:

1. The provisions of Section 1.1 of the Existing Declaration are hereby amended to reflect that the name of the Trust is being changed to Concert Investment Series and any and all references to the Trust throughout the Existing Declaration shall be so amended.

2. The provisions of Section 6.2 of the Existing Declaration, as they apply to the Common Sense Growth Fund, the Common Sense growth and Income Fund and the Common Sense
Government Fund (each a "Fund", and collectively, the "Funds"), which were established as separate portfolios of the Trust by the Original Declaration (but not as to any other portfolio of the Trust), are hereby amended in the following respects:

(a) The name of the Common Sense Growth fun shall be changed to the Growth Fund.
(b) The name of the Common Sense Growth and Income Fund shall be changed to the Growth and Income Fund.
(c) The name of the Common Sense (r) Government Fund shall be changed to the Government Fund.

3. The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy hereof with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Existing Declaration.

IN WITNESS WHEREOF, the undersigned has set her hand and the seal of the Trust, this 30th day of December, 1997.




Nicholas Dalmaso, Assistant Secretary
[TRUST SEAL]